Exhibit 10.136

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 1st, 2011, by and between Compuware Corporation, a Michigan corporation (the “Company”), and Peter Karmanos, Jr. (the “Executive”) (each a “Party,” in the aggregate, the “Parties”).

WHEREAS, the Executive is an employee of the Company and the Parties wish to state the terms and conditions that will govern the Executive’s employment with the Company as of the effective date of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Board”) believe this Agreement is in the Company’s best interests because it will allow the Company to continue to receive the Executive’s strategic advice, mentoring and direction with respect to the Company’s day-to-day business operations, and this Agreement will ensure that the Company’s executive succession plan is executed effectively during the transition to the new leadership team, in particular the new CEO and new President/COO;

NOW THEREFORE, in consideration of terms, covenants and agreements set forth in this Agreement, the Parties agree as follows:

1.           Positions, Duties and Term.  The Company hereby employs the Executive as its Executive Chairman and the Executive hereby accepts such employment, on the terms and conditions set forth below.

1.1           Term.  The Executive’s employment hereunder shall be for a term commencing as of July 1, 2011 (the “Effective Date”) and ending March 31, 2013.  The Company may terminate the Executive’s employment only with Cause as defined below, with written notice delivered to the Executive from the Board.  In the case of a termination by the Company for Cause, the Executive’s termination shall be effective no earlier than 30 days following the date of the notice.

1.2           Duties.  The Executive shall faithfully perform for the Company the duties incident to the office of Executive Chairman and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the CEO or the Board.  The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially interfere with the Executive’s duties for the Company.

2.           Compensation.

2.1           Salary.  During the term of his employment under this Agreement, the Company shall pay the Executive a base salary at an annual rate of $1,200,000 (the “Base Salary”).  The Base Salary shall be payable in installments consistent with the Company’s payroll procedures.

2.2           Executive Incentive Plan.  During the term of employment under this Agreement, the Executive shall be eligible to participate in the Company’s Executive Incentive Plan (the “EIP”) as issued pursuant to the Amended and Restated 2007 Long Term Incentive Plan (the “Plan”).  The Executive’s target Annual Cash Incentive and Long Term Incentive amounts under the EIP shall be set by the Compensation Committee of the Board (the “Committee”) as a percentage of Base Salary.  For fiscal year 2012, the Annual Cash Incentive shall be 100% of Base Salary at target, and the Long Term Incentive shall be 175% of Base Salary at target.

2.3         Benefits.  During the term of his employment under this Agreement, the Executive shall be permitted to participate in any 401(k), group life, medical or disability insurance plans, and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.             Termination.

3.1                           Termination by the Company with Cause.

If during the term of his employment under this Agreement, the Executive is terminated by the Company for Cause, the Executive’s Base Salary and other benefits set forth in Section 2 automatically shall cease at the effective date of termination, and the Executive only shall be entitled to Base Salary that was earned prior to his termination for Cause; provided, however, that the Executive shall remain eligible to receive COBRA coverage for himself, spouse and eligible dependents for medical, dental, hospitalization and vision benefits, as required by law.  Following termination for Cause, the Executive’s post-retirement consulting agreement with the Company, dated as of March 1, 2007 and amended December 31, 2008 (the “Consulting Agreement”), immediately shall become null, void and of no effect.

3.2           Termination Due to Death or Disability.

If during the term of his employment under this Agreement, the Executive’s employment is terminated due to death or Disability, the Executive or his estate or designated beneficiary shall receive, as applicable, (a) a lump sum cash payment within 60 days after the Executive’s employment termination equal to the Base Salary that would have been paid to the Executive over the remaining unexpired term of the Agreement, (b) all of Executive’s outstanding awards under the EIP immediately shall vest in full and the cash awards paid in a lump sum payment in accordance with their terms but no later than the 15th day of the third month following the Company’s fiscal year to which the performance awards relate, (c) upon the Executive’s and/or eligible dependents timely election of COBRA coverage and submission of acceptable substantiation, reimbursement within 60 days of the COBRA premium payment for what would have been the Company’s portion of the COBRA costs for the Executive and/or eligible dependents, as applicable, under the Company’s medical, dental, vision and hospitalization programs for 24 consecutive months commencing with the month following the Executive’s termination due to death or Disability, (d) continuation of all benefits herein that would have been provided during the remaining term until the Executive becomes covered by the benefits elsewhere, or the lapse of the remaining term, whichever occurs first; provided that continuation of such benefits is not restricted by law and does not jeopardize the tax status of the applicable benefit or Company program, and (e) by full vesting of any unvested stock options and restricted stock units.

4.           Golden Parachute Excise Tax Provisions.  In the event it is determined that any payment or benefit (within the meaning of Section 280G(B)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the Executive or for his benefit paid or payable or distributed to or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment (“Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay the Executive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local income and employment taxes at the maximum marginal rates): (a) the Payments, or (b) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax.  Payments shall be reduced in the following order: (i) any cash severance amounts; (ii) any other cash amounts payable to the Executive not specifically enumerated herein; (iii) the value as parachute payments of the acceleration of vesting of stock options; (iv) the value as parachute payments of the acceleration of vesting of any restricted stock; (v) the value as parachute payments of the acceleration of vesting of any restricted stock units; (vi) the value as parachute payments of the acceleration of any equity not covered by (iii), (iv) or (v) above; (vii) the value as parachute payments of any other benefits received.  The independent registered public accounting firm that audits the Company’s consolidated financial statements (the “Accountants”) shall determine whether any of the Payments are “parachute payments” within the meaning of Code Section 280G(b)(2) of the Code that will be subject to the Excise Tax, the amount of such Excise Tax and any other determinations required under this Section 4.  The determination by the Accountants shall be binding and final upon the Company and the Executive, except to the extent affected by Internal Revenue Service determinations.  The Executive shall promptly provide the Company with copies of any written communications and summaries of verbal communications with any taxing authority regarding the Excise Tax covered by this Section 4.

5.            Code Section 409A.  For purposes of this Agreement, the terms “employment termination” and “termination from employment” mean “separation from service” as defined under Code Section 409A.  It also is intended that Payments shall be exempt from or in compliance with Code Section 409A, and the terms of this Agreement are to be interpreted and construed accordingly.  The Parties agree to negotiate in good faith and jointly execute an amendment to this Agreement if necessary to either exempt a payment from or comply with Section 409A, as applicable.  Each installment Payment is to be treated as a separate “payment” for purposes of Code Section 409A.  In no event shall the Company be responsible for any tax or penalty owed by the Executive, Executive’s spouse or beneficiary with regard to any Payments provided herein.  Notwithstanding the foregoing, if any Payments hereunder are subject to Code Section 409A and at the time of Executive’s separation from service Executive is a “specified employee,” as defined under Code Section 409A, some or all of the Payments, as applicable, shall be suspended until the earlier of (a) the business day following the sixth-month anniversary of the date when Executive’s separation from service becomes effective, and (b) the Executive’s death (the “Delayed Payment Date”).  The Company shall provide the Executive with a lump sum payment on the Delayed Payment Date equal to the aggregate value of the suspended Payments, with any remaining Payments occurring on their regularly scheduled dates.

6.           Confidentiality; Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.

6.1           Confidential Information.  The Executive acknowledges that, during the course of his employment with the Company, the Executive may be given access to or may become acquainted with Confidential Information (as hereinafter defined) of the Company.  As used in this Section 6.1, “Confidential Information” of the Company means all trade secrets, business plans, price lists, supplier lists, customer lists, marketing plans, financial information, software, source code and all other compilations of information which relate to the business of the Company, or to any of its subsidiaries, and which have not been disclosed by the Company to the public, or which are not otherwise generally available to the public.

The Executive acknowledges that the Confidential Information of the Company constitutes valuable, confidential, special and unique assets of the Company and its subsidiaries.  The Executive agrees that, during the course of his employment with the Company, or at any time thereafter, he shall not, directly or indirectly, communicate, disclose or divulge to any Person (as such term is hereinafter defined), or use for his benefit or the benefit of any Person, in any manner, any Confidential Information of the Company or its subsidiaries acquired during his employment with the Company or any other confidential information concerning the conduct and details of the businesses of the Company and its subsidiaries, except as required in the course of his employment with the Company or as otherwise may be required by law.  For purposes if this Agreement, “Person” shall mean any individual, partnership, corporation, trust, unincorporated association, joint venture, limited liability company or other entity.

6.2           Noncompetition.  During the term of this Agreement and for a period of one year following the termination of the Executive's employment for any reason, the Executive shall not, except with the Company's express prior written consent, for the benefit of any Person (including the Executive) directly or indirectly (a) render any advisory or consulting services to or otherwise become employed by, participate or engage in, or acquire an interest in (whether as an owner, shareholder, partner, officer, independent contractor, employee or otherwise) an enterprise that is competitive with or similar to any of the businesses of the Company, (b) is employed by, consults with or otherwise becomes associated with any client of the Company contributing to the loss of income by the Company from that client, or (c) engages in any other activity calculated to damage the Company’s best interests, including without limitation, soliciting clients.

6.3           Non-Solicitation.  During the term of this Agreement (including any extension thereof) and for a period of one year following the termination of the Executive’s employment for any reason, the Executive shall not, except with the Company’s express prior written consent, for the benefit of any Person (including the Executive) solicit, induce or encourage any employee of the Company, or any of its subsidiaries, to leave the employment of the Company or solicit, induce or encourage any customer, or client of the Company, or any of its subsidiaries, to cease or reduce its business with the Company or its subsidiaries.

6.4          Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the term and thereafter, by making himself available to testify on behalf of the Company or any subsidiary of the Company, in any action, suit, or proceeding, and to assist the Company, or any subsidiary of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations.

6.5           Non-Disparagement. Executive shall not, at any time during the term of this Agreement and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or his successor or members of the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process.

6.6           Survival. The provisions of this Section 6 shall survive the termination or expiration of this Agreement.

6.7           Remedies.  Executive agrees that any breach of the terms in Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law.  Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 7 the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages.  The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 7.  The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 6, including but not limited to the recovery of damages from Executive.

 7.           Governing Law; Disputes; Arbitration.

7.1           Governing Law.  This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Michigan.

7.2           Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of Detroit, Michigan by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Each Party shall bear its or his costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 7.  Notwithstanding any provision in this Section 7, Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

7.3           WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

8.           Miscellaneous.

8.1           Integration.  Excluding the terms, conditions and existing obligations under the Consulting Agreement, this Agreement cancels and supersedes any and all prior agreements and understandings between the Parties with respect to the employment of the Executive by the Company.  This Agreement constitutes the entire agreement among the Parties with respect to the matters herein, and no modification or waiver of any provision shall be effective unless in writing and signed by the Parties.

8.2           Beneficiaries.  The Executive shall be entitled to designate a beneficiary or beneficiaries to receive any compensation or benefits provided under this Agreement following Executive’s death.

8.3           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

9.             D&O Insurance.

The Company shall maintain directors’ and officers’ liability insurance during the term of this Agreement and for a period of six years thereafter, covering acts and omissions of Executive during the term of this Agreement, on terms substantially no less favorable than those in effect on the Effective Date.

10.           Definitions Relating to Termination Events.

10.1         Cause.  For purposes of this Agreement, “Cause” shall mean a finding by a majority of the Board of Directors of a material violation by the Executive of Compuware’s Employee Code of Conduct.

10.2         Disability.  For purposes of this Agreement, “Disability” means total and permanent disability, as defined in Code Section 22(e); provided, however, that for purposes of a Code Section 409A distribution event, “disability” shall be defined under Code Section 409A and regulatory guidance issued thereunder.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COMPUWARE CORPORATION

By:	/s/ Robert C. Paul
Name:	Robert C. Paul
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Peter Karmanos, Jr.
Peter Karmanos, Jr.